Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2003, except for Note 22, as to which the date is March 24, 2003, and except for Note 23, as to which the date is December 22, 2003, relating to the consolidated financial statements, which appears on Form 8-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 7, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Portland, Oregon,
December 22, 2003